EXHIBIT 18


Certified Public Accountants
Suite 2801
One Independent Drive
Jacksonville, Florida 32202-5034                        Deloitte
                                                        & Touche
Tel:   (904) 665 1400
Fax:  (904) 355 9104
www.us.deloitte.com












December 14, 2001

Trailer Bridge, Inc.
10405 New Berlin Road East
Jacksonville, Florida

Dear Sirs:

We have audited the financial statements of Trailer Bridge, Inc. as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in your Annual Report on Form 10-KA to the Securities and Exchange Commission and have issued our report thereon dated March 30, 2001, which expresses an unqualified opinion and includes an explanatory paragraph concerning a change in the method of accounting for periodic vessel dry-docking.
Note 1 to such financial statements contains a description of your adoption during the year ended December 31, 2000 of expensing periodic vessel dry-docking costs as incurred. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP










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Deloitte
Touche
Tohmatsu
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